POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned constitutes and appoints Allan S. Mostoff, Sander M. Bieber, Olivia P. Adler, Jennifer O. Epstein and Wendy Fox, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for such attorney-in-fact in such attorney-in-fact's name, place and stead, to sign any and all registration statements applicable to ABERDEEN AUSTRALIA EQUITY FUND, INC. (the "Fund"), and any amendments or supplements thereto, and withdrawals thereof, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person in his or her capacity as a Director or Officer of the Fund, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned has duly executed this Power of Attorney on the date indicated below.
Name	Title	Date

/s/ Hugh Young Hugh Young	President, Principal Executive Officer, Chairman and Director	June 12, 2003

/s/ Christian Pittard Christian Pittard	Assistant Secretary and Principal Financial and Accounting Officer	June 12, 2003

/s/ Anthony E. Aaronson Anthony E. Aaronson	Director	June 12, 2003

/s/ David L. Elsum David L. Elsum	Director	June 12, 2003

/s/ Laurence S. Freedman Laurence S. Freedman	Director	June 18, 2003

/s/ Neville J. Miles Neville J. Miles	Director	June 12, 2003

/s/ Peter J. O' Connell Peter J. O'Connell	Director	June 12, 2003

/s/ William J. Potter William J. Potter	Director	June 12, 2003
/s/ Peter D. Sacks Peter D. Sacks	Director	June 12, 2003

/s/ John T. Sheehy John T. Sheehy	Director	June 12, 2003